Exhibit 99

OraSure Technologies, Inc.

2007 Fourth Quarter and Full Year

Analyst/Investor Conference Call

February 12, 2008

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thanks Judy,

Good afternoon everyone. Welcome to our fourth quarter and full year 2007 earnings conference call.

For today’s call, Ron Spair will begin with a review of the fourth quarter and full year 2007 financial performance. As you can see from our earnings release, our full year financial results were in line with expectations. Following Ron’s remarks, we will open the floor for your questions on these items.

After that, we will discuss our principal strategic initiatives and provide some brief additional business updates. We will also provide our financial guidance for both the first quarter and full year 2008. We will conclude by again opening the floor for your questions.

Now let’s turn to Ron’s financial overview.

Financial Overview—Ron Spair

Thanks, Doug, and good afternoon everyone.

2007 Full Year Results – Ron Spair

First, I will start with a brief review of the full year results.

Revenues – Ron Spair

2007 revenues increased 21% as a result of the continued robust growth in our infectious disease business along with exceptional growth in our non-U.S. over-the-counter (“OTC”) cryosurgical business. Our infectious disease revenues increased 23% while our worldwide cryosurgical sales grew 36%.

The growth in our infectious disease revenues continued as a result of strong sales of our OraQuick® rapid HIV test. Sales to public health increased 30% over 2006, and our sales to Abbott were up 17%. International sales of OraQuick® nearly doubled and were up 94% compared to 2006.

Our OTC cryosurgical revenues grew 21% domestically and 115% internationally. Our 2007 launch of an OTC cryosurgical product in Mexico exceeded our expectations and our European distribution agreement with SSL has proven to be quite successful. Such strong growth in Europe and Mexico is encouraging and we hope to announce efforts to expand our presence throughout Central and South America later this quarter.

Our substance abuse business remained flat during 2007 while insurance risk assessment sales decreased slightly.

Net Income (Loss) – Ron Spair

On the bottom line for 2007, we delivered $0.05 per share on a fully-diluted basis, compared to 2006 where we ended at $0.11 per share. Our EPS was impacted by our R&D efforts. R&D expenses for 2007 increased $5.4 million and in turn decreased our EPS by approximately $0.07 as we continue our efforts to obtain FDA approval to sell our OraQuick® HIV test over the counter, to develop our rapid hepatitis C (“HCV”) test, and to develop homogeneous fully-automated drugs of abuse assays for use with our Intercept® oral fluid collection device in collaboration with Roche Diagnostics. The status of these projects will be discussed by Doug in greater detail later in the call.

Now, I will turn to our quarterly results.

2007 Q4 Results – Ron Spair

Our fourth quarter performance, on both the top and bottom lines, was consistent with our guidance, and we are pleased with the businesses’ financial performance.

Revenues – Ron Spair

Total revenues for Q4 were $19.8 million, a 12% increase over the same period in 2006, representing all organic growth. Increased sales of our OraQuick ADVANCE® test and our OTC cryosurgical products were the primary revenue drivers for the quarter.

In the infectious disease market, we booked sales of $9.4 million, a 19% increase over the fourth quarter of 2006. The primary reasons for continued growth in the infectious disease testing business were a 21% increase in sales to Abbott Labs for distribution in the U.S. hospital market, a 22% increase in direct sales of OraQuick® to the public health market and a doubling of our international OraQuick® sales, primarily to Africa. Importantly, we are starting to benefit from the CDC’s additional funding to increase HIV testing opportunities, and we are beginning to see traction of our sales initiatives in the international market.

In substance abuse testing, sales were $3.4 million, a 16% decrease compared to last year. Included were $2.6 million in sales of our Intercept® drug testing system, which represents a 21% decrease from 2006. Our total workplace testing business was down 31% and our international sales were down 32% from 2006. Our direct sales grew 32% for the quarter and our criminal justice sales grew 4%. The Company’s workplace testing business has been directly impacted by the decline in employment rates in some of the markets which buy our Intercept® product. The international market has experienced a decrease in public sector funding which has slowed the implementation of criminal justice testing.

Cryosurgical systems sales were $5.3 million for the quarter, an increase of 25% compared to the same period in 2006. Higher sales of our international OTC cryosurgical products were the main reason for this increase, partially offset by lower sales of our domestic OTC cryosurgical products. Sales of Histofreezer® to U.S. physicians’ offices increased 50%, reflecting the efforts of our sales strategies in this market. During the fourth quarter, we had approximately $650,000 in sales of our U.S. OTC product to Prestige Brands compared to $1.2 million in Q4 of 2006. The decrease in our domestic OTC cryosurgical product is a result of the dispute we had with Prestige and the termination of our agreement at the end of 2007.

Finally, insurance risk assessment sales in the fourth quarter were $1.6 million, up 12% compared to $1.4 million in the comparable period of 2006.

Gross Margin – Ron Spair

Turning to Gross Margin, our margin for Q4 of 2007 was 58%, a decrease from 65% for Q4 of 2006. This decline was due to several factors, including an unfavorable product mix versus the year ago period and a higher unit cost associated with the introduction of a new cryosurgical device in the European OTC market. In addition, prior year gross margins were higher than normal due to a favorable royalty expense adjustment made in the fourth quarter of 2006.

Operating Expenses – Ron Spair

Research and Development expenses for Q4 were up 46% or approximately $1.3 million over 2006, largely as a result of costs associated with the ongoing clinical development work for our OraQuick® HIV OTC test, product and clinical development costs for our OraQuick® HCV test, and a clinical study to gain FDA approval for a product line extension in our OTC cryosurgery business.

Sales and Marketing expenses increased 28% or approximately $1.1 million, mostly due to increased staffing and related charges, increased market research and consulting costs related to the market assessment of our OraQuick® HIV OTC and HCV test opportunities, as well as increased advertising reimbursement costs related to our international OTC cryosurgical product.

General and Administrative expenses decreased approximately $200,000 largely as result of a decrease in legal fees as a result of the completion of the Prestige arbitration offset by increased staffing related charges.

Net Income – Ron Spair

From a net income perspective, we reported net income of $27,000, with break-even earnings per share. This compares to $1.0 million or $0.02 per share for the same period of 2006. For the fourth quarter 2007, we recorded an income tax benefit largely due to the inclusion of an R&D credit in our year end tax provision.

Cash Flow from Operations and Liquidity – Ron Spair

Turning briefly to our balance sheet and cash flow, our cash balance remained strong with cash and short-term investments of $95.6 million at December 31, 2007 and working capital totaled $105.6 million. During 2007, we generated $11.5 million in cash flow from operations with days-sales outstanding improving to 50 days from 55 days a year ago. During the fourth quarter, we generated $3.5 million in cash flow from operations.

And with that, we would now like to open the floor for questions regarding our financial results.

[Q&A Session – 2007 Q4 and Full Year Financial Results]

Business Update – Doug Michels

Thank you for the questions. We will now discuss the progress of our development programs and other initiatives to expand our business.

OraQuick® HCV – Doug Michels

Let me start with our OraQuick® HCV test development program—

As planned, clinical lots have been produced and our clinical trials have been initiated. We expect these trials to continue through the first quarter and into Q2. As soon as they are finished, we will analyze the results and prepare our submission. We are still targeting the filing of a PMA application sometime this summer and intend to submit for CE mark approval shortly thereafter.

As recently announced, we have entered into an agreement with Schering-Plough to collaborate on the development and promotion of this test on a worldwide basis. This new agreement expands our existing collaboration with Schering-Plough, which was originally limited to the U.S. physicians’ office market. Under the terms of the new agreement, all sales of the HCV test will be made by OraSure and we will retain the rights to market and sell the test throughout the world. Schering-Plough will reimburse us for certain development and regulatory costs based on the achievement of milestones. Schering will also provide promotional support for the product in international markets.

According to the World Health Organization, an estimated 180 million people, or approximately 3% of the world’s population, are infected with HCV and it is believed that 130 million are chronic HCV carriers at risk of developing liver cirrhosis and/or liver cancer. It is also estimated that 3 to 4 million persons are newly infected with HCV each year and that 70% of this group will develop chronic hepatitis. HCV is responsible for 50% to 76% of all liver cancer cases and two-thirds of all liver transplants in the developed world. In light of these statistics, we believe that the worldwide market for a rapid HCV test is significant, and we believe our expanded relationship with Schering-Plough will put us in a strong position to capitalize on this opportunity.

OraQuick Stability – Doug Michels

As you know, a critical project has been to extend the shelf life of our OraQuick® HIV test beyond six months. Real time stability studies continue to progress and have gone well. We recently completed testing at nine months and believe that our data supports extending our dating beyond the current six months. Over the next several months, we will continue with these studies, as well as develop the necessary documentation required to allow implementation of a shelf life extension. Extension of shelf life in the US and Europe will require regulatory submissions. We recognize this is important for our infectious disease business and our customers, and we will continue to prioritize these efforts.

HIV-OTC – Doug Michels

Another major initiative is the ongoing clinical work to obtain FDA approval to sell our OraQuick® rapid HIV test over the counter. There have been several developments in this area and a protocol adjustment which we will expand upon in a couple of minutes.

As planned, during the fourth quarter, we completed our device interpretation study. As you may remember, the purpose of this study was to evaluate an individual’s ability to properly interpret test results without having to actually perform the test. The data was collected and analyzed and, as I will describe further in a minute, shared with the FDA. The study met our expectations and demonstrated that individuals in our target population could indeed interpret devices as described in our proposed packaging and labeling.

The device interpretation study was required prior to starting the final two clinical studies in this program, our observed and unobserved user studies. In our next study, which is the observed user study, we will assess an individual’s ability to interact with our packaging and comprehend the instructions for use, take the test and interpret their own results while a trained professional observes those activities. In the final study, the unobserved user study, subjects will take and interpret the test at home without any observation and report back to the clinical site.

As indicated during our last earnings call, upon completion of our device interpretation study, we requested a meeting with the FDA to review our clinical progress to date and our plans for completing both of the final two clinical studies. In December, we also filed an IDE amendment to permit commencement of the observed user study, and we planned to discuss that submission with the FDA as well.

The FDA granted our request and a meeting was held in mid-January. On balance, we had a good meeting with the FDA. The FDA was collaborative in its approach and provided important feedback on our clinical results to date. The FDA also further clarified their expectations for the observed and unobserved user studies.

During the meeting, we specifically discussed the detailed results of our device interpretation study, and how that data supported moving to the observed user study and was predictive of a successful outcome. With respect to the observed user study IDE amendment, the FDA provided constructive comments, which resulted in some minor changes to our protocol. In the end, the FDA indicated we could proceed with finalizing the IDE amendment for the observed user study. Clearly this was a good response.

So, at the end of January we submitted a revised IDE amendment to the FDA and expect an expeditious review of this submission. We will begin the observed user study as soon as possible after we hear back from the FDA on the IDE amendment.

We also discussed with the FDA our plans to move forward with the final unobserved user study. One change in our plans that did result from the FDA meeting is the timing of this study. Our initial plan had been to obtain approval of an IDE amendment and begin that study while the observed user study was in progress. However, during our meeting, the FDA made it clear that we will need to complete the observed user study first and allow the FDA to review the results before submission and approval of our IDE amendment for the unobserved study. We intend to submit a draft IDE amendment for the unobserved user study when we give the FDA our data from the completed observed user study.

The FDA’s reason for this timing change stems from the fact that the observed user study will be the first time that potential consumers will be able to take and interpret the test, and react to their own results in real time. The FDA indicated that they want to see how individuals respond to the test results in the observed setting, so that any necessary adjustments can be made to our protocol before the users are permitted to take the test in an unobserved setting. These concerns are certainly understandable and we have taken significant steps to ensure that our test labeling is robust and very understandable and that a 24-hour per day, seven day a week medical resource and referral system will be available to support the users of our test.

The net effect of the FDA’s input is that the observed user study is likely to extend a bit further into 2008 based on the expected timing for approval of our modified IDE amendment. Subject to the results of that study, we hope to begin the unobserved study during the back half of 2008.

We will continue to prioritize these clinical studies with the goal of completing them and submitting our PMA application to the FDA as soon as possible and, of course, we will provide updates on our progress in the months to come.

High Throughput Assays – Doug Michels

Another important program is the development of homogeneous fully-automated drugs of abuse assays with Roche Diagnostics for use with our Intercept® oral fluid collection device.

The development of these products continues to go extremely well. Based on the progress to date, we continue to believe that we should be able to develop state of the art drugs of abuse assays using oral fluid on a variety of automated systems.

Prototype assays for most of the initial launch menu, which is a NIDA-5 test panel, are now operational on automated instrumentation. We expect to conduct customer site testing with these automated assays during the first half of this year. When the tests have been fully developed, optimized and transferred to manufacturing, Roche will initiate the clinical studies with our assistance, and the data generated will be used as the basis for a 510(k) submission to the FDA.

Now I would like to provide additional details regarding the strategy for growing each of our businesses.

Efforts to Grow Business – Doug Michels

Infectious Disease – Doug Michels

Our infectious disease testing business grew nicely in 2007, increasing 23% over 2006. The primary growth areas in 2007 were public health, hospitals and our international business. We believe these trends are likely to continue in 2008.

•	In public health, sales will continue to be driven by the increased adoption and support for the CDC’s revised recommendations for routine HIV screening in healthcare settings and the use of the $35 million in additional funding announced by the CDC last year to increase testing opportunities among populations disproportionately affected by HIV, primarily African Americans.

•

The CDC held a two-day grantee workshop at the end of January for the 23 jurisdictions who received funding under this program. We believe the workshop will help to accelerate implementation of the specific testing programs. Thus far of the 23 jurisdictions, we have shipped product to 9 in support of their CDC-funded testing campaigns.

•

Our public health business should also continue to grow as a result of HIV testing initiatives implemented in various cities around the country. During 2007, the revenue from these initiatives more than doubled from 2006, increasing to over $1.7 million. Contributing to this growth were the initiatives in Washington DC and Philadelphia. This past December, at the opening of the NASDAQ stock market on World AIDS Day, the Mayor of Los Angeles, Antonio Villaraigosa, kicked off a citywide drive to encourage 1 million Angelenos to get tested for HIV/AIDS by 2011. These initiatives will contribute to continued growth.

•

Sales to Abbott Laboratories for distribution in the U.S. hospital market increased 17% during 2007 and outsales grew 37%. Our agreement with Abbott, which expired at the end of 2007, was renewed for 2008. As a result of the strong collaboration between our hospital sales team and Abbott’s sales force, we estimate that our OraQuick® test now has an approximate 64% share of the U.S. hospital rapid HIV testing market. In addition, there has been significant expansion of HIV testing within hospitals – specifically through the deployment of testing in the emergency departments primarily driven by the CDC recommendations for routine HIV screening in healthcare settings.

•

One recent development in New York City is worth noting. As part of her State of the City address given earlier today, New York City Council Speaker, Christine Quinn, announced a new public-private collaboration between the Council, the Health and Hospitals Corporation and OraSure to significantly increase testing for thousands of New Yorkers. Over the course of the next few weeks, we will be working on the details of this exciting initiative.

•	On the international front, we are particularly pleased with the growth of our OraQuick® business, particularly in Africa which saw a 76% growth over 2006 to almost $2.5 million.

•

Our African business in 2007 reflects our support of large testing initiatives primarily in Madigascar and Ghana and continued private sector business in South Africa. We expect these areas to continue to grow and that sales to other countries will increase as additional product validations are completed and OraQuick® is adopted for testing initiatives.

•	With the receipt of a CE mark for our OraQuick ADVANCE® test during 2007,

we successfully established distribution channels in several European countries, and we are aggressively pursuing other distributors elsewhere in the European Union.

•	In late 2007, we shipped our first product to Indonesia and will be looking to open new markets in other Asian countries.

•

We are also actively pursuing registrations of OraQuick ADVANCE® for Latin America. We are pleased to announce that we have received approval in Brazil and Peru for our OraQuick ADVANCE® product and expect to begin shipping product later this year. Registration efforts are continuing in this region, and we hope to have an approval for Argentina in the near term.

Substance Abuse – Doug Michels

Our substance abuse revenues for 2007 were flat compared to 2006. As Ron explained, this was due primarily to economic conditions here in the U.S. and reduced funding internationally.

•

To combat the decreased employment rate, the sales focus has shifted to working with markets that have experienced employment growth or that are less likely to be substantially impacted by the decline in employment. Examples of these markets include retail grocers, hospitality and restaurants, manufacturing, and personal and business services.

•

To increase growth domestically, we will focus on implementing co-marketing initiatives with third-party administrators, or TPA’s, who are currently a critical channel to our customers. We are also working on securing new high profile TPA’s as additional customers for Intercept®.

•	We also have been working with potential new laboratories to adopt oral fluid screening, for both the criminal justice and workplace testing markets.

•

In forensic toxicology, we have been in discussions with a third-party supplier to expand our menu of assays for forensic testing. Negotiations are progressing, and we hope to sign an agreement in early 2008. While forensic testing is a relatively small piece of total revenues, we believe this product expansion is important.

Cryosurgical Systems – Doug Michels

Our cryosurgical systems business grew 36% over 2006, primarily as a result of our OTC businesses.

•	We experienced continued strong growth in international OTC markets.

•

Sales of our OTC cryosurgical product to Mexico through Genomma Labs resulted in almost $4.4 million in new revenues during 2007. Genomma has done a terrific job distributing this product in Mexico, and we expect that to continue.

•	Sales to Europe increased 16%, and we expect continued growth in this part of the world as our distributor, SSL, expands distribution in additional European countries, such as Spain and Germany.

•

With the termination of our agreement with Prestige Brands to the U.S. OTC market, we are focused on replacing these revenues. Our discussions with potential distributors are continuing. We also hope to commercialize an OTC cryosurgical product for a new indication some time in 2008, and we recently filed an application for 510(k) approval of this product with the FDA.

•

Sales of our Histofreezer® product to the professional market were flat in 2007 compared to 2006. However, growth in sales through distributors Henry Schein, Owens and Minor and independent dealers led to the Company’s strong performance in Q4.

Litigation Update – Doug Michels

During 2007, we completed the two litigation matters in which we were involved, and are very happy to have those behind us.

•

We reached agreement to settle the Schering-Plough patent infringement litigation, which was started back in 2004. Although I cannot disclose the specifics, under the terms of our settlement we have licensed certain patents to Schering-Plough in the U.S. OTC cryosurgical market and will receive a lump sum payment and future ongoing royalties.

•	We also completed the Prestige arbitration and recovered a portion of our legal fees prior to the end of 2007.

Organizational Changes – Doug Michels

Finally, on the organizational front, as previously announced we are delighted that Debra Fraser-Howze has joined our senior management team to head up government and external affairs. Debra was the founder, President and CEO of the National Black Leadership Commission on AIDS, or NBLCA. Her extensive experience includes over two decades serving communities of color regarding teenage pregnancy, social welfare and HIV and AIDS. She also served as an advisor to two U.S. Presidents as a member of the Presidential Advisory Counsel on HIV/AIDS. I am thrilled to have her aboard and am confident that Debra will make a strong contribution to the future success of our company.

I will now turn it back over to Ron to update our financial guidance.

First Quarter and Full Year 2008 Financial Guidance – Ron Spair

Thanks, Doug.

2008 should mark another year of significant top-line organic revenue growth for OraSure as we continue expanding our activities across all businesses, both domestically and internationally. We expect this, despite an elimination of revenues from two significant sources contributing to our growth in 2007 — namely the U.S. OTC cryo business which accounted for approximately $6.2 million in revenues and $2.0 million of funded research and development revenues recorded under our HCV collaboration agreement with Schering Plough in the U.S.

We are targeting total revenues for 2008 in the range of approximately $90 to $92 million. Given the revenues we will have to replace from 2007, this target represents a significant step forward. Importantly, this revenue projection does not include amounts payable for past sales under the Schering settlement which are expected to be recorded as other income and excludes any potential contribution in 2008 that might accrue to us from the reintroduction of our cryosurgical wart treatment product in the U.S. OTC market or the launch of the OTC cryosurgical product line extension that Doug mentioned earlier.

From an operating expense perspective, we project a significant increase in R&D spending for the clinical development of OraQuick® HCV, OraQuick® HIV-OTC and the qualification of a new HIV microplate assay for use with our OraSure® oral fluid collection device. We now expect R&D expenses to total approximately $21.0 million in 2008, an increase of $7.0 million over the 2007 level or approximately $0.08 per share after tax.

Our bottom line will benefit this year from the Schering settlement and we are currently projecting fully-diluted earnings per share of approximately $0.05 to $0.07.

For the first quarter, we are currently projecting revenues of approximately $18.0—$18.5 million, with sequential growth in infectious disease and substance abuse revenues offset by a drop in cryosurgery revenues as a result of seasonality and the absence of U.S. OTC cryosurgery revenues. From a bottom line perspective, we are currently projecting fully-diluted earnings per share of approximately $0.03 to $0.04.

Now we will again open the floor to questions regarding our business update.

[Q&A session regarding business update]

Conclusion – Doug Michels

I want to thank everyone for participating in this call. We are pleased with our 2007 performance and anticipate delivering a very successful 2008. I look forward to updating you again on our progress during our next conference call.

Have a good afternoon and evening, everyone.

Important Information

The foregoing “Remarks” contain certain forward-looking statements, including with respect to revenues, net income and products. Actual results could be significantly different. Factors that could affect results include the ability to market and sell products; changes in relationships, including disputes or disagreements, with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing, rapid point-of-care testing or other products; changes in market acceptance of products based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory and legal requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital or investments; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to patent infringement, product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.